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                            [UroMed Letterhead]



FOR IMMEDIATE RELEASE:

Contact:
Kristen Galfetti                     or               James R. Buckley
Investor Relations Specialist                         Senior Consultant
UroMed Corporation                                    Sharon Merrill Accociates
Tel: (617) 433-0033                                   Tel: (617) 542-5300

               UROMED CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN


     NEEDHAM, MA, June 26, 1997 -- UroMed Corporation (NASDAQ:URMD) announced today that its Board of Directors has adopted a Shareholder Rights Plan.
This Plan provides shareholders with special purchase rights under certain circumstances, including if any new person or group acquires 15 percent or more of the Company's common stock.

     Commenting on the Plan, John G. Simon, chairman of the board and chief executive officer, stated, "Our Board believes that UroMed's current stock price does not adequately reflect the value of our multiple technologies and market opportunities. This Rights Plan is designed to maximize long-term shareholder value by providing flexibility to our Board of Directors in the event that we receive an offer for the Company that is unfair, coercive, inadequate or not in the best interest of all shareholders. This is an action that the Board has considered thoroughly, and the Plan takes a basic form similar to that used by many other public companies." Mr. Simon also noted that UroMed was not aware of any proposed acquisition of the Company but was aware of, and responding to, increased levels of acquisition activity in the healthcare industry.

     The Plan will be described in greater detail in a letter that will be sent to all stockholders of record as of July 9, 1997, as well as in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.



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UroMed/2

     UroMed, founded in October, 1990, is dedicated to establishing itself as a leader in the development of male and female health care products. Its initial area of focus is the provision of a unique and valuable integrated system of continence care for health professionals, patients and payors. Currently, UroMed's system includes the Reliance -Registered Trademark-Urinary Control Insert, the Impress -TM- Softpatch, the INTROL -Registered Trademark- Bladder Neck Support Prosthesis - all FDA cleared for marketing, as well as the PelvicFlex -TM- Personal Trainer video. This system is complemented by a direct customer support and distribution system. In addition, UroMed continues to dedicate significant resources to the development and/or acquisition of new options that fit into UroMed's continuum of care, both within and outside of the continence care market.

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INTROL -Registered Trademark- Bladder Neck Support Prosthesis and Reliance
-Registered Trademark- Urinary Control Insert are registered trademarks of UroMed corporation. Impress -TM- Softpatch and PelvicFlex -TM- video are trademarks of UroMed Corporation.